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                                                                     EXHIBIT 4.9

                              OCCAM NETWORKS, INC.
                               77 Robin Hill Road
                         Santa Barbara, California 93117

                                  March 8, 2004

Alta Partners
One Embarcadero Center
Suite 4050
San Francisco, CA 94111
Attn: Khaled Nasr

     Re:  Board Rights of Alta Partners
          -----------------------------
Ladies and Gentlemen:

     This letter agreement is being entered into by Occam Networks, Inc., a Delaware corporation, ("Occam"), Alta California Partners III, L.P., and Alta Embarcadero Partners III, LLC (collectively, "Alta") to clarify and confirm the parties' understanding and agreement with respect to the matters set forth below. In consideration of Alta's purchase of 400,000 shares of Occam's Series A-2 Preferred Stock (the "Shares") pursuant to the Series A-2 Preferred Stock Purchase Agreement dated as of November 19, 2003 (as amended pursuant to Amendment No. 1 thereto of even date herewith) and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Occam and Alta hereby agree as follows:

     1.   Board Rights.

          (a) Right to Require Nomination of Alta Designee. Occam agrees to provide the Alta Observer (as defined herein) with 30 days' advance written notice of Occam's intent to file with the Securities and Exchange Commission any proxy statement or information statement pursuant to which Occam intends to solicit stockholders with respect to the election of members (a "Stockholder Solicitation") of Occam's Board of Directors (the "Board"); provided, however, that in the event the Alta Observer is present at any meeting of the Board for which proper notice has been delivered to Alta in accordance herewith and at which the nomination of directors is approved in connection with a Stockholder Solicitation, no such written notice shall be required. Within five business days of the Alta Observer's receipt of such notice, or the date of such meeting of the Board, as the case may require, Alta may request in a written notice to Occam and each member of the Board that Occam nominate for election to the Board a single member to be designated by Alta in writing (the "Alta Designee"). Any Alta Designee shall be reasonably acceptable to Occam and the Board. In connection with any nomination pursuant to this Section 1(a), Occam agrees to nominate the Alta Designee for election to the Board, to include such nomination in any materials relating to such Stockholder Solicitation, and otherwise to take all commercially reasonable actions within Occam's authority to cause the election of, and to maintain, the Alta Designee as a member of the Board.

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Alta Partners
March 8, 2004
Page 2

          (b) Right to Appoint Director. Alta may, at any time and upon a request in writing delivered to Occam and each member of the Board, request that the Board appoint an Alta Designee to the Board. In the event of the delivery of such a written request, Occam agrees to take all commercially reasonable actions within its authority (i) to cause the Alta Designee to be appointed to the Board; (ii) thereafter to cause the nomination of the Alta Designee in connection with any subsequent Stockholder Solicitation relating to the election of directors; (iii) to recommend in connection with any subsequent Stockholder Solicitation relating to the election of directors that stockholders of Occam vote for the election of the Alta Designee; and (iv) otherwise to maintain the status of the Alta Designee as a member of the Board.

          (c) Observer Rights. In the event there is no Alta Designee serving as a member of the Board, Alta may designate one representative of Alta (the "Alta Observer"), who shall be reasonably acceptable to Occam and the Board, to attend meetings of the Board in a non-voting, observer capacity. Occam shall (i) provide the Alta Observer with copies of all notices, minutes, consents, information, and other materials (collectively, the "Materials") that Occam provides to all its directors, when and as such Materials are delivered to members of the Board (and in the same manner in which such Materials are delivered to members of the Board), and (ii) shall allow the Alta Observer to attend all meetings of the Board in a non-voting observer capacity. Notwithstanding the foregoing, Occam shall not be required to provide the Alta Observer with Materials, and the Alta Observer may be excluded from access to any meeting of the Board or any portion thereof, if (i) in the judgment of counsel to Occam, it would adversely affect attorney-client privilege with respect to any matter; (ii) the Board proposes to discuss a matter in which Alta would have a conflict of interest (other than solely as a result of Alta's being a stockholder and other than relating to a transaction in which any member of the Board is similarly conflicted, unless such conflicted Board member has agreed to recuse himself or herself from such discussion); or (iii) it would result in a violation by Occam of a confidentiality agreement with a third party or otherwise result in an unpermitted disclosure of confidential information of a third party that Occam is required to hold in confidence.

     2. Confidentiality Obligations of Alta. Alta acknowledges and agrees that Alta and the Alta Observer will, as a result of this agreement, receive "material nonpublic information" relating to Occam (as such term is contemplated by the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and the rules and regulations promulgated thereunder (including, without limitation, Regulation FD)). Alta further acknowledges and agrees that Regulation FD prohibits Occam from disclosing to a holder of Occam's securities any material nonpublic information under circumstances in which it is reasonably foreseeable that such holder will purchase or sell Occam's securities on the basis of such information, unless such holder has expressly agreed to maintain the disclosed information in confidence. Accordingly, Alta agrees not to disclose and to maintain in confidence any Occam Confidential Information (as defined herein) that it may receive, to disclose Occam Confidential Information within Alta only to those employees, partners, shareholders, members, or agents of Alta who have a reasonable "need to know" such Occam Confidential Information, and to cause the Alta Observer and any such employee, partner, shareholder, member, or agent of Alta to whom Occam Confidential

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Alta Partners
March 8, 2004
Page 3

Information may have been disclosed to maintain such Occam Confidential Information in confidence in accordance with this agreement. For purposes of this agreement, Occam Confidential Information shall include (i) any information contained in writing in the Materials or otherwise obtained by Alta or the Alta Observer through participation at meetings of the Board that would reasonably be expected to be "material nonpublic information" of Occam pursuant to Regulation FD and (ii) any information relating to Occam that may be disclosed orally or in writing to Alta, the Alta Observer, the Alta Designee, or any employee, partner, shareholder, member, or agent of Alta that would reasonably be expected to be "material nonpublic information" of Occam pursuant to Regulation FD. Occam Confidential Information shall not include any information that (i) has been released publicly by Occam or (ii) that is or becomes publicly known through no wrongful act of Alta. Alta further agrees not to engage in any transaction in the Company's securities while in possession of any information concerning Occam that would be deemed material nonpublic information or any transaction that would otherwise result in any violation of the Exchange Act or any rule or regulation promulgated thereunder.

     3. Notices. All notices or other communications required or permitted to be given hereunder shall be made in writing and sent postage prepaid by certified mail, return receipt requested, by recognized overnight courier service, or by facsimile, addressed to the party to be notified as follows:

     If to Occam:             Occam Networks, Inc.
                              77 Robin Hill Road
                              Santa Barbara, CA 93117
                              Attn: Chief Financial Officer
                              Facsimile: (805) 692-2999

     with a copy to:          Wilson Sonsini Goodrich & Rosati, P.C.
                              650 Page Mill Road
                              Palo Alto, CA 94304
                              Attn: Robert F. Kornegay
                              Facsimile: (650) 493-6811

     If to Alta:              Alta Partners
                              One Embarcadero Center, Suite 4050
                              San Francisco, CA 94111
                              Attn: Khaled Nasr
                              Facsimile: (415) 362-6178

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Alta Partners
March 8, 2004
Page 4

     with a copy to:          Morrison & Foerster, LLP
                              425 Market Street
                              San Francisco, CA 94105-2482
                              Attn: John W. Campbell
                              Facsimile: (415) 268-7522

     Each such notice or communication shall for all purposes of this agreement be treated as effective or having been given when delivered personally, or if sent by certified mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for deposit of the United States mail, addressed and mailed as aforesaid, or, if sent by facsimile transmission, upon confirmation of receipt. A party may, by written notice, designate a different address for notices or different or additional persons to be notified.

     4. Termination. This agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) such time as Alta or its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act) no longer hold at least 200,000 Shares (or (A) a number of shares of Occam's Common Stock issued upon conversion of 200,000 Shares or (B) any combination of Shares and Occam's Common Stock issued upon conversion of Shares representing at the time of issuance at least 200,000 Shares), and (ii) the closing of a reorganization, consolidation, merger or similar transaction involving Occam in which the stockholders of Occam, immediately prior to such closing, hold, immediately after such closing, less than a majority of the outstanding voting securities of the surviving or successor entity or its parent.

     5. Miscellaneous Provisions. Alta may not assign its rights under this agreement without the prior written consent of Occam. The invalidity or unenforceability of any one provision of this agreement shall not affect the validity or enforceability of any other provision of this letter agreement. This agreement shall not be modified except by written agreement of each of Alta and Occam. This agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This agreement shall be governed by the laws of the State of California without reference to the conflicts of law provisions thereof.

                  [Remainder of Page Intentionally Left Blank]

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Alta Partners
March 8, 2004
Page 5

Please indicate Alta's acceptance of this agreement by countersigning this letter below.

                                          Very truly yours,

                                          OCCAM NETWORKS, INC.


                                          By: /s/ Robert L. Howard-Anderson
                                              ----------------------------------
                                              Robert L. Howard-Anderson
                                              President and Chief Executive
                                              Officer

AGREED AND ACCEPTED:

ALTA CALIFORNIA PARTNERS III, L.P.


By:  Alta California Management
     Partners III, LLC


By: /s/ Khaled Nasr
    ----------------------------------
    Director

ALTA EMBARCADERO PARTNERS III, LLC


By:  /s/ Hilary Strain
     ---------------------------------
     V.P. of Finance and Administration

    [Signature Page to Occam/Alta Board Rights and Confidentiality Agreement]